Exhibit 4.37

ICBC/CMB	Syndicated Loan Contract

Contract Number: [Not disclosed in this translation]

China Northeast Logistics City Co., Ltd.

Northeast City Zones F and G Project Loan

RMB Syndicated Loan

Borrower: China Northeast Logistics City Co., Ltd.

Lender: ICBC Shenzhen Branch

ICBC Liaoning Branch

China Merchant Bank

October 2012

ICBC/CMB	Syndicated Loan Contract

Content

1.	Definitions
2.	Loan Limit
3.	Tenure of the Loan
4.	Purpose of the Loan
5.	Loan Interest Rate and Interest
6.	Precedents to Draw Down of the Loan
7.	Draw Down of the Loan
8.	Repayment of the Loan
9.	Project Capital Fund and Other Auxiliary Funds
10.	Insurance
11.	Disclosure of Information
12.	Supervision of the Project
13.	Opening and Management of Accounts
14.	Guarantees
15.	Authorization from the Borrower
16.	Representations and Undertakings of the Borrower
17.	Representations and Undertakings of the Lender
18.	Responsibilities of the Borrower
19.	Responsibilities of the Lenders
20.	Several Responsibilities of the Borrower
21.	Events of default by the Borrower and its Responsibilities
22.	Events of default by the Lenders and their Responsibilities
23.	Transfers
24.	Modifications
25.	Taxes
26.	Notifications
27.	Confidentiality
28.	Jurisdiction
29.	Resolution of Disputes
30.	Validity
31.	Rights and Obligations of the Lead Bank
32.	Rights and Obligations of the Agent Bank
33.	Rights and Obligations of the Participating Bank
34.	Other Matters

ICBC/CMB	Syndicated Loan Contract

For the purpose of developing Northeast City Phase I, the Borrower, applies to ICBC Shenzhen Branch, ICBC Liaoning Branch and China Merchant Bank for loan. ICBC Shenzhen Branch (as lead bank), ICBC Liaoning Branch (as account managing bank) and China Merchant Bank ( as agent and participating bank) join to form a syndicate, and agree to provide a total bank loan of RMB141,000,000 (In words: One Hundred and Forty-One Million) to Northeast Logistics City Co., Ltd.

All parties, based on the principles of equality, willingness, fairness and honesty, have mutually entered into this contract based on relevant laws, regulations and rules of the People’s Republic of China.

1.	Definitions

(i)	the “Bank Syndicates” refers to all of the lenders under this Contract, including China Merchant Bank (as lead bank), ICBC Shenyang Branch (as account managing bank) and ICBC Shenzhen Branch (as agent and participating bank);

(ii)	the “Borrower” refers to China Northeast Logistics City Co., Ltd.;

(iii)	the “Lead Bank” refers to China Merchant Bank and its legal successor of its rights and obligations;

(iv)	the “Agent Bank” refer to ICBC Shenzhen Branch and its legal successor to its rights and obligations;

(v)	the “Participating Banks” refer to ICBC Liaoning Branch, ICBC Shenzhen Branch and their legal successors to their rights and obligations;

(vi)	the “Clearing Bank”, or “Account Managing Bank” refers to ICBC Liaoning Branch and its legal successor to its rights and obligations;

(vii)	the “Lenders” refer to any one of, many of or all of the joint Lead Bank, Agent Bank, Participating Banks, Account Managing Bank and their legal successors to their rights and obligations, within the Bank Syndicates;

(viii)	the “Project” refers to Northeast City Zones F and G project that seeks the Loan under this Contract;

(ix)	the “Loan”, or this “Loan” refers to part of or all of the RMB141,000,000 (in words: One Hundred and Forty-One Million) loan provided by the Bank syndicates to the Borrower;

(x)	the “Committed Loan Amount” refers to the portion of the Loan that each of the Lenders committed to provide to the Borrower;

(xi)	the “Loan Limit” refers to the sum of the Committed Loan Amount of each of the Lenders, totaled RMB141,000,000 (in words: One Hundred and Forty-One Million);

(xii)	the “Committed Loan Ratio” refer to the percentage of Committed Loan Amount of each of the Lenders to the Loan Limit;

(xiii)	the “Loan Balance” refers to, at any time, that amount of loans that each of the Lenders has provided to the Borrower but remained outstanding;

(xiv)	the “Loan Balance Ratio” refers to the percentage of Loan Balance of each of the Lenders to the sum of the Loan Balance;

(xv)	the “Enforced Interest Rate” refer to the interest rate applicable to the Loan;

(xvi)	the “Loan Overdue” refer to the Loan that is not repaid in accordance with the timetable set out in this Contract;

(xvii)	“Misappropriated Loan” refers to the Loan that is not being used according to the purpose stated under this Contract;

(xviii)	“Business Day(s)” refers to normal business days, other than statutory holidays and public holidays of the People’s Republic of China, of each of the Lenders;

(xix)	“Principal Repayment Dates” refers to the dates on which the Loan is repaid, as agreed under this Contract;

(xx)	“Interest Calculation Day”, as agreed in this Contract, interest is calculated on a quarterly basis, the 20th day of last month of each quarter is Interest Calculation Day, and the 21st day of last month of each quarter is Interest Payment Day. In case where the interest payment day is statutory holiday, the interest payment day will be the next Business Day. The last Interest Payment Day is also the last Principal Repayment Date and shall be repaid together;

ICBC/CMB	Syndicated Loan Contract

(xxi)	the “Development Period” refers to the date from which the construction begins and until one day before the business commenced, how shall not beyond December 31, 2012 or any other deadline as agreed by Bank Syndicates Board;

(xxii)	the “Business Operation Period” refers to the period for which the project has commenced business;

(xxiii)	the “Interest Rate Adjustment Day” refers to every anniversary of first drawdown day;

(xxiv)	the “Drawdown Period” refers to the six-month period from the first drawdown day;

(xxv)	the “Bank Syndicates Board”, refers to the organization comprise personnel delegated by all of the Lenders, responsible for the coordination and negotiation between the Lenders for significant matters relating to the Loan under this Contract, and is the ultimate authority for matters relating to the Loan under this Contract.

2.	Loan Limit

(i)	The Bank Syndicates agree to provide and the Borrower agrees to accept the Loan Limit.

(ii)	The respective Committed Loan Amount and Committed Loan Amount Ratio of each of the Lenders are:

(a)	China Merchant Bank: RMB11,000,000, Committed Loan Amount Ratio is 7.80%;

(b)	ICBC Liaoning Branch: RMB0, Committed Loan Amount Ratio is 0%;

(c)	ICBC Shenzhen Branch: RMB130,000,000, Committed Loan Amount Ratio is 92.20%.

The Loan amount provided by any of the Lenders shall not exceed the above ratios, except for the case as stipulated in Section 7(i)(d) of this Contract.

(iii)	The Reduction of Loan Limit

(a)	In case where the Borrower wants to cancel part or all of the Loan Limit (which shall be a multiplier of RMB1,000,000), the Borrower shall apply to the Agent Bank in writing at least 30 Business Days prior to the drawdown day;

(b)	The Bank Syndicates shall response to the Borrower in writing within 20 Business Days upon receipt of written application by the Agent Bank, whether the Bank Syndicates agree to the cancellation of part or all of the Loan Limit request by the Borrower;

(c)	In case where the Bank Syndicates agree to cancel part or all of the Loan Limit as requested by the Borrower, all parties shall enter into another written agreement which document such cancellation of Loan Limit and which will become supplement to this Contract. The cancelled Loan Limit shall be allocated to the Committed Loan Amount of each of the Lender based on their respective Committed Loan Ratio;

(d)	When part or all of the Loan Limit has been canceled by the Borrower, it shall not be drawdown again by the Borrower, and the repayment timetable shall be adjusted from the last of the Repayment Dates by reducing the cancelled Loan Limit from the original amount.

3.	Tenure of the Loan

The tenure of the Loan shall be from the first drawdown day to the final repayment date as agreed under this Contract, which is from 1 November 2012 to 31 October 2015, 3 years in total.

4.	Purpose of the Loan

(i)	The purpose of the Loan is only limited to the Project;

(ii)	The Borrower shall not utilize funds obtained from the Loan for purposes other than those agreed under this Contract. In case where the Borrower violate the purpose of the Loan as agreed under this Contract, in addition to liable to penalty interest on the Misappropriated Loan, the Bank Syndicates shall have the rights to the Borrower accountable for the Misappropriated Loan in accordance with rules and regulations of the People’s Bank of China.

ICBC/CMB	Syndicated Loan Contract

5.	Loan Interest Rate and Interest

(i)	The Enforced Interest Rate of the Loan under this Contract shall be 15% above the base lending interest rate for loans with similar term and category as published by the People’s Bank of China.

After drawdown of the Loan by the Borrower, the Loan interest rate shall be used to calculate interest and be adjusted for a term of every 6 months. The second term interest rate fixing day will be the first day after the end of the first term of 3 months. In case where such day does not exist for that month, last day of that month shall be used as the interest rate fixing day, and so forth. In case where the Borrower drawdown the Loan in installments, the Loan interest rate shall be adjusted based on B method below:

(A)	Regardless of the number of times of the drawdown within a term of 6 months period, the Loan interest rate shall be the interest rate that has been confirmed and fixed for that period for all drawdowns and be adjusted altogether in the next term.

(B)	The Loan interest rate for each drawdown will be confirmed and fixed individually.

(ii)	Loan Overdue or Misappropriated Loan shall be subject to penalty interest from date of the Loan become overdue or being misappropriated, until such date that the Loan overdue is repaid or the misappropriation of the Loan is corrected:

Loan Overdue penalty interest rate = Enforced Interest Rate X 130%

Misappropriated Loan penalty interest rate = Enforced Interest Rate X 150%

In case where the Loan is both overdue and misappropriated, the penalty interest rate shall be the sum of the overdue loan penalty interest rate and Misappropriated Loan Penalty interest rate.

(iii)	Interest fails to be paid on time shall be subject to compound interest. In addition, penalty interest for overdue Loan or Misappropriated Loan shall be subject to compound interest at their respective interest rates.

(iv)	Interest on each of the Loan under this Contract is calculated from the day (as requested by the Borrower in the drawdown application) when the Loan is credited to the Borrower’s designated syndicated loan bank account opened at the Clearing Bank. In case where large sum payment system are used by the Lenders during the course of Loan drawdown, the respective Participating Banks shall bear all the costs arising from the use of such system during drawdown.

(v)	The Agent Bank shall confirm with the Clearing Bank the interest payment amount for the month in writing 10 Business Days prior to the Interest Payment Day and to notify the Borrower the interest payable for the period, the Borrower’s responsibility to pay interest does not rely on whether the Borrower has received such notice. In addition, the Clearing Bank shall notify each of the Lenders the amount of interest receivable by them for the period and each of the Lenders shall confirm the amount of interest receivable within 5 Business Days in writing to the Agent Bank. The Borrower shall deposit the amount of interest payable into its clearing bank account opened at the Clearing Bank 1 Business Day prior to the Interest Calculation Day, the Clearing bank shall then notify the Borrower in writing that the interest payable to the Lenders would be transferred to the Lenders from the Borrower’s clearing bank account. In case where the Borrower fails to deposit the interest payable into the clearing bank account 1 Business Day prior to the Interest Calculation Day, all expenses arising therefrom shall be borne by the Borrower. In case where the Borrower fails to deposit the amount of interest payable into its clearing bank account on the day as agreed under this Contract and has result in the delay in interest to be received by the Lenders, the Borrower shall be deemed to have delayed the interest payment and compound interest shall be imposed on the interest in accordance with this Contract.

(vi)	The Clearing Bank shall transfer the interest from the Borrower’s clearing bank account to each of the Lenders according to their respective interest receivable from the Loan on a timely manner. In case where the Interest Calculation Day is statutory or public holiday in China, the Clearing Bank shall transfer the interest payable to each of the Lender in the following Business Day of the Lenders. To ensure the funds to arrive at each of the Lenders bank account on time and large sum payment system is used, the Clearing Bank shall bear the costs arising thereon. In the event where the Borrower fails to fully settle the Loan principal and its interest on time, the Clearing bank shall transfer the repaid amount of the Loan to each of the Lenders’ designated bank account based on the Loan Balance Ratio of each of the Lenders and to notify the Lenders within 3 Business Days of such event together with information on the Loan Balance of each of the Lenders and unpaid interest.

ICBC/CMB	Syndicated Loan Contract

6.	Precedents to Draw Down of the Loan

(1)	The Borrower shall satisfy all precedents agreed under this Contract prior to any drawdown of the Loan. Unless the Bank Syndicates agree to waive or delay one or more of the precedents in writing, the Bank Syndicate shall have the right to refuse the release of or cancel the Loan to the Borrower.

(2)	Precedents to the First Drawdown

The Borrower shall satisfy the following precedents:

(i)	The project capital fund is fully paid up, and to provide the relating supporting.

(ii)	Complete legal, effective and reliable financing and guarantee procedures, to complete the personal guarantee and pledge procedures of the Borrower’s land located in Fanhe New District, Tieling City, Liaoning Province with land use right certificate number of Tielingxian Guo Yong (2010) No. 40 (area of 22,794 sqm) and Northeast Logistics City Phase 1 C and D compound.

(iii)	To open funds receiving account at the Account Managing Bank as entrusted by the Bank Syndicates, to sign “Account Supervision Agreement” with the Borrower and to agree with the Borrower the following responsibilities:

(a)	Sales and rental income from the Project must be directly deposited into Account Managing Bank’s funds supervision account;

(b)	in case where the related income is in form of cash, the Borrower must deposit immediately the proceeds into Account Managing Bank’s funds supervision account when the proceeds are fully received;

(c)	the balance retained at the Account Managing Bank’s funds supervision account 15 business Days prior to the interest and/or principal repayment day must be no less than the interest and/or principal repayable for the period;

(d)	In case where ICBC is providing mortgages to the buyers, the proceeds shall directly deposit into the Account Managing Bank’s funds supervision account;

(e)	In case where the Borrower requires the use of funds at the Account Managing Bank’s funds supervision account, the Borrower may apply to the Bank Syndicates in writing and the funds may transfer out from the Account Managing Bank’s funds supervision account upon the approval by the Bank Syndicates;

(f)	In case where rental income does not arrive at the Account Managing Bank’s funds supervision account normally through two consecutive months or the Borrower exhibits sign of evading funds supervision, the Bank Syndicates have the rights to recall the Loan or dispose of the pledged assets.

(iv)	The Borrower undertakes in writing that:

(a)	The Borrower shall use the lands or assets that are located on the these lands pledged against the Loan as guarantees to third parties.

(b)	Unless the Borrower has obtained written consent from the Bank Syndicates, it shall not distribute any of its profits to its shareholders prior to the full repayment of the Loan and its interest.

(c)	During the tenure of the Loan, the Borrower shall not withdraw its investment in the Project and the Loan may only be used for the development of the Project and the Loan shall not be misappropriated;

(d)	The Borrower shall, every 6 months, to notify the status of sales, rental and mortgages in writing to the Lenders;

(e)	In case of disposal of the pledge assets, the Borrower shall bear the land appreciation tax and other taxes so arising.

(v)	The Loan for the Project must strictly follow the “Project Financing Business Administrative Rules”, the Borrower must provide relevant supporting documents to ensure that the Loan is solely used for the development of the Project.

ICBC/CMB	Syndicated Loan Contract

(vi)	Participating Banks has sufficient lendable funds available, lendable funds refers to the funds that is available for banks to lend according to credit policies that are in force from time to time.

(2)	Precedents to the Each Drawdown

(i)	The proposed drawdown day must be within the Drawdown Period.

(ii)	Representations and undertakings provided by the Borrower and the guarantor are remained true and accurate on the proposed drawdown day.

(iii)	There is no occurrence or continuous occurrence of an event of default or potential event of default.

(iv)	There are no changes in laws, regulations and interpretations or other material changes occurred that have a material adverse restriction or impediment to the transaction under this Contract.

(v)	There is no occurrence or continuous occurrence of violation of financial undertaking.

(vi)	Prior to the proposed drawdown day, paid to all of the Lenders the costs and expenses, without dispute, incurred and fall due under this Contract.

(vii)	There are no litigations, arbitrations or other legal or administrative procedures brought, or to the best knowledge of the Borrower, would be brought against the Borrower and the final adjudication that may be unfavorable to the Borrower and may result in material adverse impact to the Borrower.

(viii)	Unless the Bank Syndicates have agree in writing to relieve the responsibilities of the Borrower and the guarantor under this Contract, or in accordance with relevant laws , or the expiry of financing agreement as agreed in such agreement, all financing agreement shall remain in effect.

(ix)	The Borrower shall, for every drawdown, to submitted to the Agent Bank a completed (including signature, proposed date of drawdown, amount of the drawdown and period of the drawdown) original drawdown application 5 Business Days before the proposed drawdown before 11:00am of that Business Day.

(x)	Participating Banks has sufficient lendable funds available, lendable funds refers to the funds that is available for banks to lend according to credit policies that are in force from time to time.

7.	Draw Down of the Loan

(1)	Drawdown Plan

(i)	The Borrower shall draw down the Loan in accordance with the drawdown plan previous submitted.

(ii)	The Borrow shall submit to the Agent Bank by end of every month a drawdown plan for the next month.

(iii)	The Borrower shall entitle to adjust its submitted drawdown plan once a week, and the Borrow may not change the drawdown plan again until the adjustment to the plan has been approved by the Bank Syndicates.

(iv)	In case where any of the Lenders fails to provide the Loan as agreed under this Contract to the Borrower, the Lenders shall notify the Agent Bank in form of a written report 1 Business Day prior to the Drawdown Day. The Agent Bank has the right to call for a Bank Syndicates Board meeting to discuss and adjust the drawdown plan or the Committed Loan Ratio to ensure that the Borrower may drawdown the requested amount. Each of the Lenders shall bear their responsibilities based on their Committed Loan Ratio.

(2)	The minimum drawdown amount shall be RMB500,000 with a multiplier of RMB100,000. The last drawdown does not limited by this restriction

(3)	Drawdown Procedures

(i)	The Borrower shall submit to the Agent Bank a drawdown application form 2 Business Days prior to the Drawdown Day as agreed under this Contract and Drawdown Plan.

ICBC/CMB	Syndicated Loan Contract

(ii)	An entrusted payment method is used for the drawdown of the Loan. The Borrower shall provide true and effective payment supporting information, including but not limited to “Project Supervision Report”, contracts with contractors and payment vouchers, etc.

(iii)	The drawdown by the Borrower must satisfy all preconditions as agreed under this Contract. Otherwise the Lenders do not have the responsibility to grant any funds to the Borrower, unless as agreed by the Lenders to such drawdown.

(iv)	In case where the Agent Bank has received the drawdown application from the Borrower and has reviewed that all preconditions has been fulfilled, the Agent bank shall submit the drawdown application to all of the Lenders, and to notify all of the Lenders in writing to transfer the Loan to the Borrower’s designated syndicated loan bank account at the Clearing Bank, within 1 Business Day. In case where the drawdown application fails to fulfill the drawdown conditions, the Agent Bank shall notify the Borrow and all of the Lenders in writing within 1 Business Day. In case where the Participating Banks have transferred the Loan to the Borrower’s designated syndicated loan bank account at the Clearing Bank in accordance with this clause. the Participating Banks are deemed to have granted the Loan to the Borrower in accordance with this Contract.

(v)	All of the Lenders shall ensure that their respective Committed Loan Ratio will be provided before 15:30 on the Drawdown Day, and the Loan shall reach the Borrower’s designated syndicated loan bank account at the Clearing Bank before 17:00. The Agent Bank shall notify the Borrower on the timing and amount of the Loan that reaches the Borrower’s account within 1 Business Day. In case there is delay and is caused by the Lender, the Lenders shall bear the responsibilities of such delay.

8.	Repayment of the Loan

(1)	Repayment Plan

(i)	The Borrower shall repay the amount of the Loan repayable that fall due according to the following repayment plan in full and on time:

The Loan provided by the Lead Bank shall be repaid by 10 installments from the 7th month after the first drawdown on quarterly basis, each of the repayment amount of the Loan are (assuming the entire Loan is drawn down during the first drawdown): First 9 installments to repay RMB100,000 each, the tenth installment to repay RMB10,100,000.

The Loan provided by the Agent Bank shall be repaid by 10 installments from the 7th month after the first drawdown on quarterly basis, each of the repayment amount of the Loan are (assuming the entire Loan is drawn down during the first drawdown): First six installments to repay RMB5,500,000 each, seventh and eighth installments to repay RMB16,000,000 each, ninth and tenth installments to repay RMB38,000,000.

(ii)	Early Repayment

(a)	In case where the Borrower proposed to early repay part or all of the Loan, the Borrower shall submit to the Agent Bank an early repayment application, which shall include the proposed early repayment day and the amount of the Loan to be repaid, 20 Business Days prior to the proposed early repayment date;

(b)	The Bank Syndicates shall notify their decision to the Borrow in writing on the proposed adjustment to repayment plan within 10 days upon receipt of early repayment application from the Agent Bank. The Borrower is not required to bear any form of damages, compensation or other expenses in the case of early repayment of the Loan.

Under the same terms and conditions, the Borrow shall not obtain loans from other financial institutes (including the Lenders) for the purpose repayment of the Loan;

(c)	Any early repayment of any amount of the Loan in pursuant to this clause, the early repayment shall be regarded as to repay most further installment of the Loan repayment based on the repayment Plan;

(d)	Any early repayment of any amount of the Loan in pursuant to this clause, the early repayment shall also include interest for the early repaid amount as well as interest on the unrepaired Loan;

(e)	Unless the Borrower is to repay the remainder of the Loan, the amount of the Loan that is early repaid shall not be less than RMB500,000, and shall be a multiplier of RMB100,000;

ICBC/CMB	Syndicated Loan Contract

(f)	Any amount of the Loan that is early repaid may not be re-drawn by the Borrower;

(g)	The Lenders shall have the rights, in accordance with Section 21 of this Contract, to request the Borrower to repay part or all of the Loan, and when requested by the Lenders, the Borrower shall not refuse such request.

(iii)	Adjustment of Repayment Plan

(a)	In case where the Borrower needs to adjust its Repayment Plan due to special circumstance, which shall not change the tenure of the Loan as a whole, the Borrower shall submit to the Agent Bank a “Application for Adjustment of Repayment Plan” 20 Business Days prior to the principal repayment day, which shall include the reasons for the adjustment of the repayment plan and to include a proposal for the suggested change in the repayment plan.

(b)	The Bank Syndicates shall notify their decision to the Borrow in writing on the proposed adjustment to repayment plan within 10 days upon receipt of Application for Adjustment of Repayment Plan from the Agent Bank. The Borrower shall enter into an agreement with the Bank Syndicates for the adjustment in repayment plan (which shall become a supplement to this Contract) before the Borrower may repay the Loan according to the adjusted repayment plan. The aforementioned application shall not be rejected unreasonably. The Borrow shall not be required to bear any form of damages, compensation or other expenses for the adjustment in repayment plan.

(iv)	Extension

(a)	In case the Borrower needs to extend the tenure of the Loan under this Contract, the Borrower shall apply to the Bank Syndicates for an extension;

(b)	The Borrower shall apply to the Bank Syndicates for the extension together with the reason for extension in writing 60 Business Days prior to the maturity of the final installment of the Loan and to submit a valid document from the mortgagor that the mortgagor agrees and undertake to extension its responsibility as mortgagor during the extended tenure of the Loan, or to provide a new mortgagor that is approved by the Bank Syndicates;

(c)	The Bank Syndicates shall notify their decision to the Borrow on the proposed extension within 60 Business Days from the receipt of extension application, and if so, shall enter into an extension agreement with the Borrower which shall become a supplement to this Contract.

(2)	Repayment of the Loan Principal

(i)	The Agent Bank shall notify the Borrow the amount of the Loan repayable for the period upon confirmation in writing with the Clearing Bank 10 Business Days prior to the repayment day. Nonetheless, the responsibility to repay the Loan by the Borrower does not rest on whether such notification has been received by the Borrower. Also, the Clearing Bank shall notify all of the Lenders the principal of the Loan receivable by the Lenders 10 Business Days prior to the repayment day and the Lenders shall provide their feedbacks to the Agent Bank regarding the principal receivable in writing within 5 Business Days upon receipt of notification from the Agent Bank. The Borrower shall deposit the principal of the Loan repayable to the Lenders for the period into the clearing bank account (the Borrower shall confirm with the Clearing Bank on the bank account) 1 Business Day prior to the repayment day. The Clearing Bank shall transfer the respective principal of the Loan on each repayment day from the Borrower’s clearing bank account to each of the Lenders’ designated bank account based on their respective principal receivable. In case where the Borrow fails to fully repay the principal of the Loan, the Clearing Bank shall transfer the respective principal of the Loan that has been repaid from the Borrower’s clearing bank account to each of the Lenders’ designated bank account based on their respective Loan Balance Ratios and to notify each of the Lenders including the status of their respective Loan Balance in writing within 5 Business Days. In case where large sum payment system is used for the transfer of funds, the Clearing Bank shall bear the costs arising thereon.

(ii)

Except for the case where the Borrower has transferred the principal repayable in accordance with the terms under this Contract into the Borrower’s clearing back account but delay is caused on the Clearing Bank’s part in the transfer of funds to the Lenders, the Loan is deemed to be Loan Overdue when the Borrower fails to deposit the Loan principal repayable into the Borrower’s clearing bank account on the repayment day, and shall be subject to penalty interest as agreed under this Contract; In case

ICBC/CMB	Syndicated Loan Contract

(iii)	In case where the Loan repaid by the Borrower is less than the agreed repayment amount, the Lenders deems the amount repaid by the Borrower is for the repayment under the following order:

(a)	Reasonable and necessary expenses, compensation, liquidated damages (if any);

(b)	penalty interest payable;

(c)	interest payable;

(d)	principal payable.

9.	Project Capital Fund

(1)	The Borrower undertakes the capital fund for the Project is in place, and to provide related supporting documents;

(2)	The Borrower undertakes it shall deposit in full the project capital fund provided by investors into the Borrower’s designated syndicated loan bank account at the Clearing Bank

(3)	In case where the Project cost exceeds its budget, the Borrower shall be responsible for the fund raising of the shortfall. The Borrower shall be deemed as in breach of this Contract should it fails to resolve such issue promptly.

10.	Insurance

(1)	The Borrower shall purchase insurance for risks involving the development, operation, and the assets of the Project in accordance with the relevant laws and regulation and industry practice;

(2)	The Borrower undertakes to provide a copy of insurance policy entered into between the Borrower and insurance company to the Agent Bank as record within 30 Business Days upon the execution of the insurance policy, as permitted by the confidentiality terms and conditions of such insurance policy.

In case where the damage of the insured assets exceeds 50% of the total insured assets, the Borrower shall negotiate with the Bank Syndicates on the disposal of insurance compensation.

(3)	In case where the Borrower needs to amend the insurance policy which include the amendment of insurance subject, insured sum and insurance coverage, the Borrower shall notify the Agent Bank 3 business Day prior to such proposed amendments so as to allow the Clearing Bank to provide assistance. The Borrower shall provide a copy of amendments to insurance policy to the Agent Bank as record within 10 Business Days upon the execution of the amendments to insurance policy, as permitted by the confidentiality terms and conditions of such insurance policy.

(4)	The Borrower shall abide to the following:

(i)	shall settle all insurance premiums promptly, and to provide a copy of related payment vouchers to the Agent Bank. Also, the Borrower shall renew its insurance promptly and to carry out the responsibilities as required by those insurance policies to ensure that the insured and beneficiaries may enjoy all the benefits under those insurance policies;

(ii)	in the event of an incident involving insurance, the Borrower shall notify the insurance company and the Agent Bank immediately and is responsible for the insurance claim. The Borrower shall urge and supervise the insurance company to perform site visit and evaluation of the insured assets and to notify the Agent Bank the status of an insurance claim;

(iii)	the Agent Bank has the right to supervise the Borrower to purchase relevant insurance as agreed under this Contract;

(iv)	the Borrower shall be responsible to compensate the Lenders for the Lender’s losses arise due to delay in on the Borrower’s part on an insurance claim or its non-performance of the responsibilities under an insurance policy.

ICBC/CMB	Syndicated Loan Contract

11.	Disclosure of Information

The Borrower shall notify the Agent Bank information relating to the Project, the Borrower and guarantor, which including but not limited to:

(1)	the Borrower shall report to the Agent Bank, as per request of the Agent Bank, the Loan usage during the previous month, on a monthly basis, and to report to the Lenders the usage of the entire Loan within 2 months upon the completion of the development of the Project;

(2)	the Borrower shall submit to the Agent Bank a full set of audited financial statements (including balance sheet, profit and loss account, cash flow statement and audit opinion) for the previous year which is audited by an audit firm recognized by the Bank Syndicates;

(3)	In case where the Borrower change its name, address, registered capital, business area, type of incorporation, articles of association, the Borrower shall notify the Lenders in writing of such change and to submit the related documents to the Lenders for record;

(4)	In case where the Borrower change its legal representative or head of finance, the Borrower shall notify the Lenders in writing immediately

(5)	In case where the following has occurred, the Borrower shall notify the Agent Bank in writing immediately:

(a)	in the event of force majeure involving the Project;

(b)	arbitration or litigation involving the Borrower and may be unfavorable to the Borrower;

(c)	any event of default relating to this Contract and other contracts;

(d)	disputes between the Borrower and its shareholders, or with any third party involving the ownership of the Project.

12.	Supervision of the Project

(1)	The Agent Bank shall has the right to understand, inspect and supervise the usage of the Loan, construction of the Project, procurement of materials and equipment, completion verification, execution of contracts and the operation of business (including project planning, use of funds, transactions with related parties and income and expenses) by the Borrower.

(2)	The Agent Bank has to right to inspect the books and records of the Borrower anytime and to have access to the Borrower’s construction site and place of business for inspection, whereas the Borrower shall comply.

13.	Opening and Management of Accounts

(1)	The Borrower shall open a designated syndicated loan bank account and a clearing bank account at the Clearing Bank 10 Business Days prior to the first drawdown of the Loan;

(2)	The designated syndicated loan bank account is used for depositing funds by the Borrower. All of the Borrower operating and non-operating income arising from the Project shall be deposited into the designated syndicated loan bank account opened at the Clearing Bank, including but not limited to:

(i)	sales and rental income arising from the Project;

(ii)	capital funds and other investments specific for the Project;

(iii)	payments made to the Borrower pursuant to relevant facilities’ transaction contracts, construction contracts, etc.

(iv)	all insurance claims/compensation payments made to the Borrower;

(v)	to transfer funds to the clearing bank account.

(3)	The clearing bank account shall be used by the Borrower as daily fund transfer and payments and receipts bank clearing account. The Borrower shall deposit funds into the clearing bank account at the Clearing Bank for expenses including but not limited to:

(i)	principal payable by the Borrower;

ICBC/CMB	Syndicated Loan Contract

(ii)	interest payable by the Borrower;

(iii)	penalty interest payable by the Borrower;

(iv)	reasonable and necessary expenses, compensation and damages;

(v)	various operating expenses of the Borrower.

(4)	Except for the bank accounts as agreed under this Contract, the Borrower may open bank accounts at the Lenders or other banks as and when it requires, however the Borrower shall notify the Bank Syndicates.

14.	Undertakings

The loan is secured by the following: Pledge of assets; Assets to be pledge is a piece land located in Fanhe New District, Tieling City, Liaoning Province with land use right certificate number of Tielingxian Guo Yong (2010) No. 40 (area of 22,794 sqm) and Northeast Logistics City Phase 1 C and D compound (GFA of 57,843.4 sqm); guarantee provided, jointly and severally, by Cheng Chung Hing and Leung Moon Lam.

15.	Authorization from the Borrower

The Borrower is hereby irrevocably authorize that: the Clearing Bank may deduct the principal Loan, its related interest, etc, from the Borrower’s clearing bank account for purposes as agreed under this Contract, without the prior consent of the Borrower, however shall notify the Borrower after the fact. In spite of the Borrower’ irrevocable authorization, should it be required by the Clearing Bank, the Borrower shall carry out all necessary procedures in respect of fund transfer.

16.	Representations and Undertakings of the Borrower

(1)	The Borrower is lawfully incorporated, and validly subsisting and lawfully operating legal entity;

(2)	All necessary internal authorization procedures for the purpose of executing this Contract has been completed by the Borrower and is signed by a valid legal representative of the Borrower, and the execution of this Contract shall be legally binding to the Borrower;

(3)	The execution and carry out of responsibilities of this Contract does not in breach with other contracts entered by the Borrower and its articles of association, and does not poses legal conflict and/or conflict of interest with other contracts entered by the Borrower and its articles of association.

(4)	The Borrower is in good financial status and has the ability to develop the Project and to repay all of the Loan under this Contract as and when they fall due.

(5)	The financial reports provided by the Borrower are prepared in accordance with accounting standards and regulations as published by the country’s relevant authorities, which truly and accurately reflect the financial status of the Borrower during the financial year for which the financial report is presented, and since the latest financial report date, there is no sign of deterioration in the Borrower financial status.

(6)	Up until the effective date of this Contract, the Borrower has not be requested by any other organization or third party for economic, financial and personnel compensation in respect of the Project.

(7)	The Borrower has the legal right to the ownership and disposition of its assets and their related benefits. Unless as otherwise stated in this Contract and mortgage agreement and with a written consent from the Bank Syndicates, the assets under the Project hat owned by the Borrower shall not be pledged, in lien or in other form of mortgage nor there are any agreement or undertaking for the pledge, lien and any other form of mortgage by the Borrower.

(8)	Resolutions passed by the board of directors of the Borrower have accurately documented in the Borrower’s board of directors minutes and has been submitted to the Agent Bank.

(9)	The Borrower has employed all necessary staff personnel for the operation and management of the Borrower, and the employment of and terms of employment for these staff personnel were in compliance with relevant laws and regulations.

(10)	The Borrower is not directly or indirectly involve, or will involve in any arbitration or litigation in respect of any rights to debts which may be unfavorable to the Borrower.

(11)	Information provided by the Borrower to the Lenders are true and accurate and the submitted copies of such information is identical to it original.

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(12)	Given the same terms and conditions, the Borrower shall has preference to choose the Agent Bank for other financial services.

17.	Representations and Undertakings of the Lender

(1)	The Lenders are lawfully incorporated, and validly subsisting and lawfully operating financial institutes;

(2)	All necessary internal authorization procedures for the purpose of executing this Contract has been completed by the Lenders and are signed by a valid legal representatives of the Lenders, and the execution of this Contract shall be legally binding to the Lenders;

(3)	Information provided by the Lenders to the Borrower are true and accurate and the submitted copies of such information is identical to it original.

(4)	As permitted by the country’s policies, the Lenders shall provide relevant financial products and services to the Borrower so as to assist the Borrower in reducing its financial costs.

(5)	The Lenders shall strictly comply with the terms and conditions of this Contract to review and grant the Loan based on the purpose, development progress and the Project capital fund status.

18.	Responsibilities of the Borrower

(1)	The Borrower shall utilize the Loan in accordance with the terms as agreed under this Contract;

(2)	The Borrower shall drawdown the Loan in accordance with the terms as agreed under this Contract;

(3)	The Borrower shall repay principal and interest of the Loan in accordance with the terms as agreed under this Contract;

(4)	Unless as otherwise stated in this Contract and mortgage agreement and with a written consent from the Bank Syndicates, the assets under the Project hat owned by the Borrower shall not be pledged, in lien or in other form of mortgage nor there are any agreement or undertaking for the pledge, lien and any other form of mortgage by the Borrower.

(5)	Prior written consent must be obtained from the Bank Syndicates should the Borrower wishes to dispose of its operating assets and assets exceed 10% of the Borrower total assets in the audited financial statements for the preceding year.

(6)	In the event of consolidation, spin-off, joint-stock reform, system reform and other material ownership changes which result in the change in de facto controller or reduction of the registered capital of the Borrower, the Borrower shall notify the Lender together with the proposed change 20 Business Days prior to such change. The aforesaid change shall not damage the Lenders’ legal rights under this Contract.

(7)	The Borrower shall not execute any agreement or document or perform any form of activities which will damage the Lenders’ legal rights.

(8)	In case where the valuation of collateral reduces, the Borrower shall, at the request of the Bank Syndicates, replenish sufficient collateral within the deadline, and to execute with all parties a valid mortgage contract.

(9)	Unless as agreed by the bank Syndicates, the Borrower shall not forfeit its material benefits (amount exceeding RMB5,000,000) in the Project or to disposed of its benefits to parties other than the Lenders at low price.

(10)	During the development period of the Project as the Project required, the Borrower may seek financing other than the Loan but shall first seek financing from the Bank Syndicates under same terms and conditions.

19.	Responsibilities of the Lenders

Under the precondition that the Borrower has satisfied all requirements under this Contract, the Lender shall grant the Loan in full to the Borrower promptly as agreed under this Contract.

20.	Several Responsibilities of the Lenders

Unless as otherwise agreed under this Contract, the rights and obligations of each of the Lenders’ are several and independent to each other, therefore:

(1)	Unless as otherwise agreed under this Contract, each of the Lenders’ is not responsible for the Committed Loan Amount of other Lenders;

ICBC/CMB	Syndicated Loan Contract

(2)	The non performance of responsibilities under this Contract by one of the Lenders shall not dismiss the responsibilities of other Lenders under this Contract. Each of the Lender shall not be responsible for the non-performance of responsibilities by other Lenders, unless as otherwise stated in this Contract;

(3)	Unless as otherwise agreed under this Contract, the Borrower may only seek for responsibilities from the Lender who is in non performance of its responsibilities but not other Lenders;

To ensure that the Loan can be executed smoothly and to safeguard the legal rights of the Borrower, the Lender shall call for the Bank Syndicates Board meeting within 20 Business Days upon receipt of written request from the Borrower to seek for resolution.

21.	Events of default by the Borrower and its Responsibilities

(1)	In case where the Borrower in breach of Sections 9, 10, 11, 12, 13, 18 or non-performance of undertaking procedures in Section 14, or the representations and undertaking made by the Borrower under Section 16 are proved to be incorrect or misleading, the Bank Syndicates has the right to request the Borrower to correct them within 60 days. Where the Borrower is unable to correct, the Bank Syndicates has the right to carry out one or more of the following:

(i)	From the date when the Borrower is in breach of the Contract, to charge interest on the interest of the Loan at interest rate applicable to similar class of RMB loans as published by the People’s Bank of China;

(ii)	Stop granting the Loan;

(iii)	Declare the Loan early matured and to demand for repayment of principal and interest of the Loan by the Borrower before deadline;

(iv)	Declare termination of this Contract;

(v)	Other form of relief as permitted and agreed under this Contract or laws and regulations.

(2)	In case where the Borrower is in breach of terms other than those stated in Section 21(1) above, the Bank Syndicates has the right to request for correction by the Borrower before deadline and for payment of compensation for their direct losses.

22.	Events of default by the Lenders and their Responsibilities

(1)	The following events are considered as event of default by the Lenders:

(i)	without a reasonable cause that has been agreed under this Contract, did not provide the Loan to the Borrower as agreed under this Contract;

(ii)	without a reasonable cause that has been agreed under this Contract, stopped granting the Loan and recall the Loan prematurely;

(iii)	In breach of Section 19 of this Contract, or the representations and undertaking made by the Lenders under Section 17 are proved to be incorrect or misleading.

(2)	In the event of default by the Lenders, the Borrower has the right to request for correction by the Lender within deadline. In case where the Borrower suffer from loss as a result, the Borrower has the right to demand for compensation for loss arising thereon from the Lenders, and the Lender shall comply.

23.	Transfers

(1)	With the agreement between the Bank Syndicates and the Borrower, provided that a written consent from the transferee to accept all the terms under this Contract, any of the Lenders may transfer part or all of its Committed Loan Amount or Loan Balance to the transferee. However, the original Lender must bear the responsibilities under this Contract prior to the execution of such transfer. Under the same terms and conditions, other lenders of the Bank Syndicates shall have the first right to accept such transfer.

(2)	With the written consent from the Bank Syndicates to transfer the Loan Balance under this Contract, the transferor shall notify the Borrower in writing.

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24.	Modifications

All modifications and changes to this Contract must be unanimously agreed by all parties to this Contract and must be in written form.

25.	Taxes

All taxes and levies arising from the execution of this Contract shall be borne by respective parties on their own account in accordance with relevant laws and regulations.

26.	Notifications

(1)	All notifications, requests, demands and other communications under this Contract shall be in written form;

(2)	All parties to this Contract unanimously agree, in case where communications under this Contract is sent through fax or email, it is deemed to have delivered to other parties if the day of sending is a Business Day. Otherwise, it is deemed to have delivered to other parties on the first Business Day after sending such communication. In case where the communication is sent through courier, it is deemed to have delivered to other parties on the day when the communication is signed off by staff personnel of other parties. In case where the communication is delivered by hand, it is deemed ot have delivered to other parties on the day when the communication is signed off by staff personnel of other parties.

(3)	Unless as otherwise requested by the Agent Bank or the Lead Bank in writing or as required by this Contract, all documents, notifications, or applications that the Borrower requires to submit to the Agent Bank or the Lenders shall only require to be submitted to the Agent Bank. Upon the receipt of documents, notifications and applications from the Borrower or other parties on behalf of the Bank Syndicates, the Agent Bank shall, within 3 Business Days from day of the receipt, to send to all of the Lenders a true, complete and unreserved copy (copy or original) of the aforementioned documents and when it deems necessary, to provide explanation or emphasis on such documents to the Lenders.

In case where any of the party to this Contract changes its address, addressee or other form of communication method, it shall notify other parties 3 Business Days prior to such change. Any party fails to notify other parties of such change in accordance with this clause, all delivery of communications from other parties to that party’s address, addressee or other method of communication as provided in this Contract, is deemed to have delivered to that party and that party shall bear all the legal responsibilities and consequences.

27.	Confidentiality

Without the written consent of all parties to this Contract, any party to this Contract shall not disclose the contents of this Contract and its related information to third parties.

During the execution of this Contract, the Agent Bank and the Lenders from the Bank Syndicates shall be responsible to keep confidential the project information, operating information, other information and documents provided by the Borrower. Unless as required by relevant laws and regulations, in case a party to this Contract is in breach of confidentiality to this Contract and caused damages to other parties, the party in breach of such confidentiality shall bear the responsibility to compensate other parties not in breach of confidentiality any damages.

28.	Jurisdiction

This Contract shall be governed by and construed under the laws of the People’s Republic of China.

29.	Resolution of Disputes

All parties under this Contract agree and confirm that, in case where any disputes arising from this Contract that could not be resolved through friendly negotiation, it shall be resolve through litigation at local court where the Lead Bank is located.

30.	Validity

This Contract shall become effective upon the signatures and stamps of legal representatives from each of the parties to this Contract.

31.	Rights and Obligations of the Lead Bank

(1)	Prior to the execution of this Contract, the Lead Bank has already complied with the following duties:

(i)	organized the Participating Banks to research for the sales and marketing and pricing of the Loan;

ICBC/CMB	Syndicated Loan Contract

(ii)	organized the Participating Banks to establish a specialized sales team for sales strategies;

(iii)	organized the Participating Banks to establish a negotiation team to negotiate with customer on terms of the Loan;

(iv)	organized the Participating Banks to jointly review the Loan;

(v)	organized the Participating Banks to negotiate the appropriation of the Loan and their roles in the Bank Syndicates;

(vi)	organized the Participating Banks to execute this Contract.

(2)	Subsequent to the execution of this Contract, the Lead Bank shall comply with the following duties:

(i)	responsible for organization, compilation and delivery of information on sales and marketing strategies, formation of the Bank Syndicates and approval of the Loan;

(ii)	to supervise all members of the Participating Banks to fulfill this Contract.

(3)	Except for the responsibilities of negligence, the Lead Bank shall not be responsible for the following, but shall be brought to all members of the Participating Banks for resolutions:

(i)	the Borrower does not repay the principal and interest of the Loan on time;

(ii)	the Borrower does not or does not appropriately execute the responsibilities under this Contract;

(iii)	members of the Participating Banks do not or do not appropriately execute the responsibilities under this Contract;

32.	Rights and Obligations of the Agent Bank

(1)	The Agent Bank shall be responsible for the management of matters relating to the Loan on behalf of the Bank Syndicates. In addition, shall also include:

(i)	responsible for the comprehensive management of the Loan, to track and understand the usage of the Loan, development of the Project, etc, and to report to all members of the Participating Banks. In case of issues noted, shall notify all members of the Participating Banks for resolutions.

(ii)	to ensure the execution of the security of the Loan and other additional conditions (if any), responsible for the execution of guarantee of the Loan and pledge procedures.

(2)	The Agent Bank shall have the right to enjoy reimbursement of the management and maintenance costs which shall be borne by all of the Lenders according to the Loan Amount Ratio.

(3)	Except for the responsibilities of negligence, the Agent Bank shall not be responsible for the following, but shall be brought to all members of the Participating Banks for resolutions:

(i)	the Borrower does not repay the principal and interest of the Loan on time;

(ii)	the Borrower does not or does not appropriately execute the responsibilities under this Contract;

(iii)	members of the Participating Banks do not or do not appropriately execute the responsibilities under this Contract;

33.	Rights and Obligations of the Participating Bank

(1)	Each of the Participating Banks shall be responsible for the following duties:

(i)	participate sales and marketing, loan investigation, valuation, approval;

(ii)	in accordance with the terms of this Contract and the instruction of the Agent Bank, to grant the Loan, to collect principal and interest of the Loan;

(iii)	to assist the Agent Bank in the management of the Loan. In case of issues noted, shall notify the Agent Bank and all members of the Participating Banks for resolutions.

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(iv)	in case where the Borrower fails to repay principal or interest and is required to pay related expenses, shall deduct the relevant amount from the Borrower’s bank account at the Participating Bank and to transfer the amount to relevant parties of the Participating Banks;

(v)	In case of non-performance of the Loan, to participate assets safeguarding organized by the Agent Bank.

(2)	The Participating Banks shall have the right to enjoy:

(i)	according to their respective Loan Amount Ratio, to simultaneously enjoy with other Participating Banks the collection of interest and principal repayment of the Loan.

(ii)	to supervise the Lead Bank, the Agent Bank and other Participating Banks to execute with their responsibilities of this Contract

(iii)	to understand from the Agent Bank the Borrower’s operating status and the usage of the Loan;

(iv)	from time to time, to enquire about the Borrower’s status, the Project status and the drawdown status of the Loan from other Participating Banks;

(v)	to request and obtain from the Lead Bank and Agent Bank information relevant to the Loan.

34.	Other Matters

There are 10 copies of this Contract, 2 copies for each of the Borrower and the Lenders, the remaining copies are retained by the Agent Bank. All copies carry the same legal status.

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(Signing page)

The Borrower (company seal)

[sealed] China Northeast Logistics City Co, Ltd

The Lender (As the Lead Bank) (company seal)

[sealed] China Merchant Bank

The Lender (As the Account Managing Bank) (company seal)

[sealed] ICBC Liaoning Branch

The Lender (As the Agent Bank and Participating Bank) (company seal)

[sealed] ICBC Shenzhen Branch

Singing Date: 25 October 2012